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                             MDI TECHNOLOGIES, INC.

                             940 WEST PORT PLAZA DR
                               ST. LOUIS, MISSOURI
                                  U.S.A. 63146

                                JANUARY 14, 2004



TSX TRADING SYMBOL: MDD.U                            OTC BB TRADING SYMBOL: MDTI

                                  NEWS RELEASE


                  MDI TECHNOLOGIES WRAPS UP ANOTHER RECORD YEAR

St. Louis, Missouri - January 14, 2004. MDI Technologies, Inc. has announced that the Company will report record revenues and net income for the fiscal year ended December 31, 2003. Revenues reported for the year will top US$8,600,000.00. Net income for the year will be in excess of US$2,700,000.00 or approximately US$.23 per share. Revenues climbed 26% over last year and net income is up over 95% for the same reporting period in 2002.

The Company used surplus cash from operations to repurchase 426,900 shares of stock under the Normal Course Issuer Bid over the past year. The Company finished the year with Cash on Hand of US$1,750,000.00. The Company continues to report all debt as current liabilities leaving the Company free of any long-term debt.

Recurring revenues continue to climb steadily as the Company gathers additional market share. Currently, recurring revenues are at a run rate of US$6,000,000.00 annually. This represents a 27% increase over the last year.

"Our year-end numbers exceeded our expectations in all categories. Our revenues outpaced estimates by approximately US$695,000.00. Expenses were lower than expected for the period due to increased efficiencies and productivity," said Todd A Spence, President and CEO. "We finished the year strong and our pipeline remains full for Q1 2004." Spence continued.

ABOUT MDI TECHNOLOGIES, INC.

MDI develops and markets a family of software products for the healthcare industry. Such products deliver an innovative system that allows long-term care facilities the ability to run clinical and accounting software applications either locally or over the Internet. In addition, MDI provides assessment tools and staging criteria for customized patient care in the long-term care segment of the healthcare market. In 1999, MDI began deploying its first product via the ultra-thin client technology based on Microsoft's Windows 2000 Terminal Server and Citrix MetaFrame. Such technologies allow the company to deliver its product offerings via the Internet from one central location, providing significant cost savings for both MDI and its customers. MDI shares are traded under the name of MDI Technologies, Inc. on the TSX under the symbol MDD.U. MDI shares are also traded in the US on the OTCBB under the symbol MDTI.

This News Release may contain certain statements related to revenues, expenses, development plans and similar items that represent forward-looking statements. Such statements are based on assumptions and


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estimates related to future economic and market conditions. The assumptions are reviewed regularly by management, however, they involve risks and uncertainties including, without limitation, changes in markets and competition, technological and competitive developments, and potential downturns in economic conditions generally, that could cause actual results to differ materially from those contemplated in the forward-looking statements.

This news release includes unaudited financial results. While management does not anticipate changes to these reported results, they are subject to change pending the company's annual audit.



By the order of board of directors:



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Todd Spence, CEO


Contact information:   For MDI Technologies: Todd Spence CEO
                       Tel: (314) 439-6400, e-mail tas@mditech.com



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